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                                      EXHIBIT NO. 6.3


                               EMPLOYMENT AGREEMENT BETWEEN
                       INTEGRATED SYSTEMS INTERNATIONAL, INC. AND
                            AZIZ HIRJI DATED JANUARY 1, 2000.



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                                                           570 Lexington Avenue
                                                           45th Floor
                                                           New York, NY 10022
                                                           (212) 751-7282
                                                           (212) 355-7026 Fax
                                                           terry@planetsweep.com


                             [  LOGO  ]

TERRENCE M. TIERNEY
CHIEF EXECUTIVE OFFICER

         Mr. Aziz Hirji
         Chairman
         Planet Sweep, Inc.
         570 Lexington Avenue
         New York, NY 10022

         RE: Employment Agreement

         Dear Aziz;

         Reference is made herein to a certain Employment Agreement (the "Agreement") between Integrated Systems International, Inc., now legally known as Planet Sweep, Inc. (the "Company") and you dated January 1, 2000.

         The terms of the Agreement are amended as follows:

         1. The term of the Agreement is changed to reflect a termination date of December 31, 2005.
         2. Compensation for the extended term shall be at the rate of $240,000.00 per annum.
         3. Paragraph 4(a) is amended to read: "The Employee shall receive an annual cash bonus equal to one percent (1 %) of the net revenues (EBITDA) of the Company."
         4. Paragraph 4(d) is amended to read: "The Employee shall receive on each anniversary date of this agreement three year options to purchase 100,000 shares of the Company's Class A common stock at an exercise price of one dollar ($1.00) per share.
         5. Exhibit A to the Agreement shall be deemed null and void in its entirety.

         This letter shall be attached to the Agreement and become a permanent part thereof.

         IN WITNESS WHEREOF, the parties hereto have executed this amendment as of the sixteenth day of June, 2000.

         PLANET SWEEP, INC.                       EMPLOYEE

           /s/  Terrence M. Tierney                 /s/  Aziz Hirji
         --------------------------              -------------------------
         Terrence M. Tierney                      Aziz Hirji


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                              EMPLOYMENT AGREEMENT

         EMPLOYMENT AGREEMENT, entered into as of the 1st day of January, 2000, by and between Integrated Systems International, Inc., a Nevada corporation, with its principal place of business at 570 Lexington Avenue, New York, New York 10022 (the "Company"), and Aziz Hirji, having an address at 570 Lexington Avenue, New York, New York 10022 (the "Employee").

                                   WITNESSETH:

         WHEREAS, the Company wishes to employ the Employee upon the terms and conditions contained herein; and

         WHEREAS, the Employee wishes to accept employment with the Company upon the terms and conditions contained herein.

         NOW, THEREFORE, in consideration of the mutual promises contained herein and for other good and valuable consideration, the parties hereto hereby agree as follows:

          1. EMPLOYMENT

         The Company hereby employs the Employee and the Employee hereby accepts employment upon the terms and conditions set forth herein.

         2. TERM OF EMPLOYMENT

                  (a) Employee's employment hereunder shall be for a term commencing on January 1, 2000 and ending on December 31, 2002, unless sooner terminated as provided herein.

                  (b) The Company may terminate the Employee's employment hereunder upon written notice at any time "For Cause". As used herein "For Cause" shall mean (i) if Employee is convicted of a felony; (ii) if Employee embezzles funds from the Company or (iii) if Employee materially breaches any of his duties hereunder and fails to correct such breach within 20 days after written notice thereof is given to Employee by the Company. Furthermore this Agreement shall terminate immediately upon the death or permanent disability of the Employee except that the shares of the Company's common stock referenced in
Section 4(d) shall vest in their entirety (without any forfeiture limitation) upon Employee's death or permanent disability.

         3. SERVICES TO BE RENDERED

                  (a) The Employee shall serve as the Company's Chairman of the Board, President and Chief Executive Officer and shall perform duties consistent with those of a Chairman of the Board, President and Chief Executive Officer and such other duties as shall be designated from time to time by the Board of Directors. The Employee will be one of the Company's principal operating officers and will conduct and manage the Company's business in accordance with policies established


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by the Company from time to time. The precise services of the Employee may be extended or curtailed from time to time at the direction and in the sole discretion of the Company's Board of Directors. Unless prevented by death or disability, the Employee shall devote his full business time, allowing for vacations and national holidays, as set forth in Sections 5(d) and (e) hereof, and illnesses, exclusively to the business and affairs of the Company, and shall use his best efforts, skill and abilities to promote the Company's interests. As an officer of the Company, the Employee shall be entitled to all rights of indemnification as may be provided to officers by applicable Nevada law.

                  (b) Upon request of the Company's Board of Directors at any time, Employee will resign as President and Chief Executive Officer of the Company; and thereafter Employee shall serve solely as the Company's Chairman of the Board upon all of the same terms and conditions (and with the same compensation) set forth herein.

         4. COMPENSATION

                  For the services rendered hereunder, the Company shall pay and the Employee shall accept the following compensation:

                  (a) The Employee shall receive a base annual salary, payable monthly, of $120,000 for the period commencing on the date hereof and ending on June 30, 2000; $180,000 for the period commencing on July 1, 2000 and ending on December 31, 2000; and $240,000 for the balance of the term hereof. Employee's base salary shall be subject to increase pursuant to annual review by the Board of Directors.

                  (b) The Employee shall receive any bonus or other compensation as the Board of Directors may determine from time to time.

                  (c) The Employee's salary shall be payable subject to such deductions as are then required by law and such further deductions as may be agreed to by the Employee, in accordance with the Company's prevailing salary payroll practices.

                  (d) The Employee shall receive performance based compensation and stock options in accordance with Exhibit A attached hereto.

           5. BENEFITS AND EXPENSES

                  (a) After three (3) months from the date hereof, the Company shall provide the Employee with health insurance coverage that is comparable to insurance benefits generally offered in the industry, at the Company's sole expense.

                  (b) In the event that the Employee's employment by the Company is terminated for any reason, the Employee shall have the right to purchase from the Company any insurance policies on his life owned by the Company for a price equal to the cash surrender value of the policies

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at the date of such termination, plus prepaid premiums, and to acquire any disability income insurance policies maintained for him as provided in such policies. The right to purchase shall be exercised by the Employee by written notice to the Company not less than thirty (30) days after the date of such termination, and the purchase price for such policies shall be paid by the Employee to the Company.

                  (c) During the term of this Agreement, the Company shall, upon presentation of proper vouchers, reimburse the Employee for all reasonable expenses incurred by him directly in connection with his performance of services as an officer and employee of the Company.

                  (d) The Employee shall be entitled to four (4) weeks of paid vacation per calendar year. Vacation entitlements are non-cumulative except that a total of up to ten (10) unused vacation days per year may be carried over into the next calendar year.

                  (e) The Employee shall receive as paid days off all national holidays, sick days, and personal days that the Company, pursuant to established policy, recognizes and observes.

          6. COVENANTS AND RESTRICTIONS

                  (a) The Employee hereby covenants and agrees that the Employee will not at any time subsequent to the date hereof and continuing for a period of two (2) years from the termination of the Employee, reveal, divulge, or make known to any Person any Confidential Information (as hereinafter defined) made known to the Employee or of which Employee has become aware, regardless of whether developed, prepared, devised or otherwise created in whole or in part by the efforts of the Employee and except to the extent so authorized in writing by the Company in order to carry out the terms of this Agreement or except as required by law. For purposes of this Agreement, the term "Confidential Information" shall mean (i) any technical, scientific or engineering information relating to the Company's products and/or services, (ii) information relating to any customer of the Company, including without limitation, the names, addresses, telephone numbers and sales records of, or pertaining to any such customer, and
(iii) price lists, methods of operation and other information pertaining to the Company and which the Company, in its sole discretion, regards as confidential and in the nature of trade secrets. Notwithstanding anything contained herein to the contrary, Confidential Information as used herein shall not include that which (i) was in the public domain prior to receipt hereunder in the same context as the disclosure made hereunder, (ii) the Employee can show was in his possession and in the same context prior to his receipt, (iii) subsequently becomes known to the Employee as a result of disclosure by third parties not in the course of this Agreement and as a matter of right and without restriction on disclosure, or (iv) subsequently comes into the public domain in the same context as the disclosure by the Company through no fault of the Employee.

                  (b) The Employee further covenants and agrees that the Employee will retain all of such Confidential Information in trust for the sole benefit of the Company, and will not divulge or deliver or show any of such Confidential Information to any unauthorized person and will not make use of or in any manner seek to turn to account any of such Confidential Information in an

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independent business however unrelated to the business of the Company. The
Employee further agrees that upon the termination of this Agreement or upon the request of the Company, the Employee will either supply or return to the Company, in accordance with the Company's request, all Confidential Information in the Employee's possession, including, without limitation, all account lists, records and data related to all customers of the Company.

                  (c) The Employee acknowledges that his breach or threatened violation of any of the restrictive covenants contained in this Section 6 may cause irreparable damage to the Company for which remedies at law would be inadequate. The Employee further acknowledges that the restrictive covenants set forth herein are essential terms and conditions of this Agreement. The Employee therefore agrees that the Company shall be entitled to a decree or order by any court of competent jurisdiction enjoining such threatened or actual violation of any of such covenants. Such decree or order, to the extent appropriate, shall specifically enforce the full performance of any such covenant by the Employee and the Employee hereby consents to the jurisdiction of any such court of competent jurisdiction. This remedy shall be in addition to all other remedies available to the Company at law or equity. If any portion of this Section 6 is adjudicated to be invalid or unenforceable, this Section 6 shall be deemed amended to delete therefrom the portion so adjudicated, such deletion to apply only with respect to the operation of this Section 6 in the jurisdiction in which such adjudication is made.

         7. PROPRIETARY PROPERTY

                  (a) The parties hereto hereby agree that Proprietary Property (as hereinafter defined) shall be the sole and exclusive property of the Company, except as provided below. For purposes hereof, the term "Proprietary Property" shall mean inventions, discoveries, improvements and ideas, whether patentable or not, made solely by the Employee or jointly with others, which relate to the Company's business, including any of its products, services, processes, technology, research, product development, marketing programs, manufacturing operations, or engineering activities.

                  (b) The Employee shall promptly disclose to the Company in writing all Proprietary Property, including those in the formative stages, created during the term hereof, irrespective of whether created during normal business hours. In addition, the Employee hereby agrees to promptly disclose to the Company all Proprietary Property created subsequent to the date of termination hereof, irrespective of the reasons for termination hereof, which relate to or constitute an improvement on Proprietary Property or Confidential Information, as defined herein.

                  (c) The Employee hereby agrees and acknowledges that the Employee shall have no right, title or interest in or with respect to any Proprietary Property, except as described below, and will during the term hereof or at any time subsequent to the termination hereof, at the Company's request and expense, execute any and all patent applications and assignments to the Company and take any all action as required by the Company to perfect and maintain the Company's rights and interests in and with respect to the Proprietary Property.

                  (d) The Employee hereby agrees to maintain written records concerning the Proprietary Property and agrees to make those records available to the Company at all times.

                  (e) Notwithstanding anything contained herein to the contrary, Proprietary Property shall not include inventions or discoveries with respect to which all of the following conditions apply:

                           (i) no equipment, supplies, facilities or Confidential Information of the Company was used in its development;

                           (ii) it does not relate the Company's business and/or any proposed or planned products or services of the Company, including any research and development activities; and

                           (iii) it does not result from any work performed by the Employee for the Company.

                  (f) During or subsequent to the Employee's employment by Company, the Employee will not, directly or indirectly, lecture upon, publish articles concerning, use, disseminate, disclose, sell or offer for sale any Proprietary Property without the Company's prior written permission.

         8. PRIOR AGREEMENTS

         The Employee represents that he is not now under any written agreement, nor has he previously, at any time, entered into any written agreement with any person, firm or corporation, which would or could in any manner preclude or prevent him from giving freely and the Company receiving the exclusive benefit of his services.

         9. NON-COMPETE

         The Employee recognizes that the Proprietary Property is a special and unique asset of the Company and needs to be protected from improper disclosure. In consideration of the disclosure of the Proprietary Property to the Employee, the Employee agrees and covenants that for a period of one (1) year following the termination of his employment for any reason whatsoever, the Employee will not directly or indirectly engage in any business that is competitive to the Company. This covenant shall apply to the geographical area that includes the entire world. "Directly or indirectly engaging in any business that is competitive" includes, but is not limited to: (a) engaging in a business as an owner, partner or agent, (b) becoming an employee of any third party that is engaged in such business, (c) becoming interested directly or indirectly in any such business, or (d) soliciting any customer of the Company for the benefit of a third party that is engaged in such business. The Employee agrees that this non-compete provision will not adversely affect the Employee's livelihood.

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         10. MEDIATION AND ARBITRATION.

                  (a) If any dispute, controversy or claim arises in connection with the performance or breach of this Agreement between the parties, a party hereto may, upon written notice to the other parties, request facilitated negotiations. Such negotiations shall be assisted by a neutral facilitator acceptable to all parties and shall require the best efforts of the parties to discuss with each other in good faith their respective positions and, respecting their different interest, to finally resolve such dispute.

                  (b) A party may disclose any facts to the other parties or to the facilitator which such party believes, in good faith, to be necessary to resolve the dispute. All such disclosures shall be deemed in furtherance of settlement efforts and thus confidential. Except as agreed to by all parties, the facilitator shall keep confidential all information disclosed during the negotiations. The facilitator shall not act as a witness for either party in any subsequent arbitration between the parties.

                  (c) Such facilitated negotiations shall conclude within sixty (60) days from receipt of the written notice, unless extended by mutual consent of the parties. The costs incurred by each party in such negotiations shall be borne by it. Any fees or expenses of the facilitator shall be borne equally by all parties.

                  (d) If any dispute, controversy or claim arises in connection with the performance or breach of this Agreement which cannot be resolved by facilitated negotiations, then such dispute, controversy or claim shall be settled by arbitration in accordance with the laws of the State of New York and the then current Commercial Arbitration Rules of the American Arbitration Association, except that no pre-hearing discovery will be permitted unless specifically authorized by the arbitration panel. The confidentiality provisions applicable to facilitated negotiations shall also apply to arbitration.

                  (e) The award issued by the arbitration panel may be confirmed in a judgment by any federal or state court of competent jurisdiction. All reasonable costs of both parties, as determined by the arbitration panel, including (i) the fees and expenses of the American Arbitration Association and of the arbitration panel, and (ii) the costs, including reasonable attorneys' fees, incurred to confirm the award in court, shall be borne entirely by the non-prevailing party (to be designated by the arbitration panel in the award) and may not be allocated between the parties by the arbitration panel.

         11. MISCELLANEOUS

                  (a) This Agreement shall inure to the benefit of and be binding upon the Company, its successors and assigns, and upon the Employee, his heirs, executors, administrators, legatees and legal representatives.

                  (b) Should any part of this Agreement, for any reason whatsoever, be declared invalid, illegal, or incapable of being enforced in whole or in part, such decision shall not affect the validity of any remaining portion, which remaining portion shall remain in full force and effect as if this Agreement had been executed with the invalid portion thereof eliminated, and it is hereby declared the intention of the parties hereto that they would have executed the remaining portion of this Agreement without including therein any portion which may for any reason be declared invalid.

                  (c) This Agreement shall be construed and enforced in accordance with the laws of the State of New York applicable to agreements made and to be performed in such State without application of the principles of conflicts of laws of such State.

                  (d) This Agreement and all rights hereunder are personal to the Employee and shall not be assignable, and any purported assignment in violation thereof shall be null and void. Any person, firm or corporation succeeding to the business of the Company by merger, consolidation, purchase of assets or otherwise, shall assume by contract or operation of law the obligations of the Company hereunder; provided, however, that the Company shall, notwithstanding such assumption and/or assignment, remain liable and responsible for the fulfillment of the terms and conditions of the Agreement on the part of the Company.

                  (e) This Agreement constitutes the entire agreement between the parties hereto with respect to the terms and conditions of the Employee's employment by the Company, as distinguished from any other contractual arrangements between the parties pertaining to or arising out of their relationship, and this Agreement supersedes and renders null and void any and all other prior oral or written agreements, understandings, or commitments pertaining to the Employee's employment by the Company. This Agreement may only be amended upon the written agreement of both parties hereto.

                  (f) Any notice, statement, report, request or demand required or permitted to be given by this Agreement shall be in writing, and shall be sufficient if delivered in person or if addressed and sent by certified mail, return receipt requested, postage prepaid, to the parties at the addresses set forth above, or at such other place that either party may designate by notice in the foregoing manner to the other. If mailed as aforesaid, any such notice shall be deemed given three (3) days after being so mailed.

                  (g) The failure of either party to insist upon the strict performance of any of the terms, conditions and provisions of this Agreement shall not be construed as a waiver or relinquishment of future compliance therewith, and said terms, conditions and provisions shall remain in full force and effect. No waiver of any term or any condition of this Agreement on the part of either party shall be effective for any purpose whatsoever unless such waiver is in writing and signed by such party.

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                  (h) The provisions of Sections 6, 7, 9, 10 and 11 of this
Agreement shall survive any termination of this Agreement.

                  (i) The headings of the paragraphs herein are inserted for convenience and shall not affect any interpretation of this Agreement.

                  (j) Employee warrants and avers that he has not previously been subject to arrest or otherwise convicted of any crime by a court of competent jurisdiction within or without the United States of America and further states that he has not been or is presently the subject of any criminal investigation.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.


Employee                                Integrated Systems International, Inc.


 /s/ Aziz Hirji                        BY:   /s/ Anna Petinova
------------------------                  ------------------------------
Aziz Hirji                                   Name:  Anna Petinova
                                             Title: Treasurer

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                                    EXHIBIT A

         The Employee shall be entitled to an annual non-cumulative bonus during the term hereof based upon the performance of the Company.

                  (i) The performance goal for the period ending December 31, 2000 is $1,000,000 of Profits (determined on an annualized basis). Bonuses will be paid as provided herein if actual performance are at least equal to such goal, as may be adjusted below, for the period commencing on the Commencement Date and ending December 31, 2000, determined on an annualized basis. If the Company's Profits are at least equal to the goal and below $1,500,000, the bonus will be $35,000 in cash and five year options to acquire 20,000 shares of Company's Common Stock at an exercise price equal to the Fair Market Value, as defined below, of the Company's Common Stock at the date following the date Company's Profits for such fiscal year are released; in the event the Company's Profits are equal to or greater than $1,500,000 and less than $2,000,000. Employee shall be entitled to a bonus of $55,000 in cash and five year options having terms identical to the above to acquire 40,000 shares of Company's Common Stock at an exercise price equal to the Fair Market Value of the Company's Common Stock at the date following the date the Company's Profits for such fiscal year are released; and in the event the Company's Profits are equal to or greater than $2,000,000, Employee shall be entitled to a bonus of $70,000 in cash and five year options having terms identical to the above to acquire 55,000 shares of the Company's Common Stock at an exercise price equal to the Fair Market Value of the Company's Common Stock date following the date the Company's Profits for such fiscal year are released. The aforementioned options, to the extent granted, shall vest 33-1/3% at the date of grant and fifty percent (50%) of the remainder on each of the second and third anniversary thereof, subject to immediate vesting in the event the Company dismisses Employee other than For Cause.

                  (ii) The performance goal for the period commencing January 1, 2001 and ending December 31, 2001 ("Second Year Performance Goal") is the greater of $2,000,000 of Profits, as adjusted below, and the actual amount of the Company's Profits determined for purposes of (i) above, as adjusted below. Bonuses will be paid as provided herein if actual performance are at least equal to such goal, as may be adjusted below, for the period commencing on January 1, 2001 and ending December 31, 2001. If the Company's Profits are at least equal to the Second Year Performance Goal and below the greater of (x) $2,500,000 and (y) the sum of $250,000 and the Second Year

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                  Performance Goal, the bonus will be $40,000 in cash and five year options to acquire 30,000 shares of the Company's Common Stock at an exercise price equal to the Fair Market Value, as defined below, of the Company's Common Stock at the date following the date Company's Profits for such fiscal year are released; in the event the Company's Profits are equal to the greater of (x) $2,750,000 and (y) the sum of $250,000 and the Second Year Performance Goal but below the greater of (x) $2,750,000 and (y) the sum of $500,000 and the Second Year Performance Goal, Employee shall be entitled to a bonus of $60,000 in cash and five year options having terms identical to the above to acquire 45,000 shares of Company's Common Stock at an exercise price equal to the Fair Market Value of the Company's Common Stock at the date following the date the Company's Profits for such fiscal year are released; in the event the Company's Profits are equal to the greater of (x) $2,750,000 and (y) the sum of $500,000 and the Second Year Performance Goal and below the greater of (x) $3,000,000 and
                  (y) the sum of $750,000 and the Second Year Performance Goal, Employee shall be entitled to a bonus of $65,000 in cash and five year options having terms identical to the above to acquire 50,000 shares of the Company's Common Stock at an exercise price equal to the Fair Market Value of the Company's Common Stock at the date following the date the Company's Profits for such fiscal year are released; and in the event the Company's Profits are equal to or greater than the greater of (x) $3,250,000 and (y) the sum of $750,000 and the Second Year Performance Goal, Employee shall be entitled to a bonus of $70,000 in cash and five year options having terms identical to the above to acquire 60,000 shares of Company's Common Stock at an exercise price equal to the Fair Market Value of the Company's Common Stock date following the date the Company's Profits for such fiscal year are released. The aforementioned options, to the extent granted, shall vest 33-1/3% at the date of grant and fifty percent (50%) of the remainder on each of the second and third anniversary thereof, subject to immediate vesting in the event the Company dismisses Employee other than For Cause.

                  (iii) The performance goal for the period commencing January 1, 2002 and ending December 31, 2002 ("Third Year Performance Goal") is the greater of $3,000,000 of Profits, as adjusted below, and the actual amount of the Company's Profits determined for purposes of (ii) above. Bonuses will be paid as provided herein if actual performance is at least equal to such goal, as may be adjusted below, for the period commencing on January 1, 2001 and ending December 31, 2002. If the Company's Profits are at least equal to the Third Year Performance Goal and below the greater of (x) $3,500,000 and
                  (y) the sum of $500,000 and the Third Year Performance Goal, the bonus will be $65,000 in cash and five year options to acquire 50,000 shares of Company's Common Stock at an exercise price equal to the Fair Market Value, as defined below, of the Company's Common Stock at the date following the date the Company's Profits for such fiscal year are released; in the event the Company's Profits are equal to the greater of (x) $3,500,000 and (y) the sum of $500,000 and the Third Year Performance Goal but below the greater of (x) $3,750,000 and (y) the sum of $750,000 and the Third Year Performance Goal, Employee shall be entitled to a bonus of $70,000 in cash and five year options having terms identical to the above to acquire 60,000 shares of Company's Common Stock at an exercise price equal to the Fair Market Value of the Company's Common Stock at the date following the date Company's Profits for such fiscal year are released; in the event the Company's Profits are equal to the greater of
                  (x) $3,750,000 and (y) the sum of $750,000 and the Third Year Performance Goal and below the greater of the greater of (x) $4,000,000 and (y) the sum of $1,000,000 and the Third Year Performance Goal, Employee shall be entitled to a bonus of $75,000 in cash and five year options having terms identical to the above to acquire 65,000 shares of Company's Common Stock at an exercise price equal to the Fair Market Value of the Company's Common Stock at the date following the date Company's Profits for such fiscal year are released; and in the event the Company's Profits are equal to or greater than
                  (x) $4,000,000 and (y) the sum of $1,000,000 and the Third Year Performance Goal, Employee shall be entitled to a bonus of $85,000 in cash and five year options having terms identical to the above to acquire 70,000 shares of Company's Common Stock at an exercise price equal to the Fair Market Value of the Company's Common Stock at the date following the date Company's Profits for such fiscal year are released. The aforementioned options, to the extent granted, shall vest 33-1/3% at the date of grant and fifty percent (50%) of the remainder on each of the second and third anniversary thereof, subject to immediate vesting in the event the Company dismisses Employee for other than For Cause.

         Profits shall mean the Company's pre-tax earnings without giving effect to any tax loss carryforward, and determined in accordance with generally accepted accounting principles. Profits shall be determined in good faith by the Company's chief financial officer, within 90 days after the end of the applicable fiscal year. Notwithstanding anything contained herein to the contrary, the parties hereto acknowledge that (X) corporate overhead (including, but not limited to, (i) compensation payable to the Company's corporate officers and support staff providing services directly or indirectly to the Company, (ii) legal and accounting fees not attributable to the Company, and (iii) corporate office expenses shall be allocated among the Company, its divisions and subsidiaries based on the gross revenues attributable to each, and shall be an item of deduction in computing Profits and (Y) earnings shall be computed without giving effect to extraordinary items of income and expense determined in accordance with generally accepted accounting principles.

         Fair Market Value shall be shall be determined by the Company's Board of Directors in good faith, provided, however, if the shares of the Company's Common Stock are listed on a national securities exchange or traded on the over-the-counter market, the fair market value shall be the closing price as reported by such exchange or market or, if no such closing price is reported, the average of the closing bid and asked prices of the shares of Common Stock on the over-the-counter market, as reported by the Nasdaq Stock Market, the National Association of Securities Dealers OTC Bulletin Board or the National Quotation Bureau, Inc., as the case may be, on the last day of the applicable measuring period, or, if there is no closing price or bid or asked price on that day, the closing price or average of the closing bid and asked prices on the most recent day preceding the day on which the Option is granted for which such prices are available.

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